NEWS RELEASE

For Immediate Release
Date: October 28, 2010
Contact: Madge Cremer
515.281.1071
mcremer@fhlbdm.com

FHLB Des Moines Reports Third Quarter 2010 Financial Results

(Des Moines, Iowa) - The Federal Home Loan Bank of Des Moines today released unaudited financial highlights for the third quarter ended September 30, 2010. The Bank expects to file its Third Quarter 2010 Form 10-Q with the Securities and Exchange Commission (SEC) on or about November 10, 2010.

Operating Results

The Bank recorded net income of $39.7 million and $83.2 million during the three and nine months ended September 30, 2010 compared to net income of $35.5 million and $105.5 million for the same periods in 2009. The changes in net income between the periods were primarily due to increased net interest income, losses on the extinguishment of debt, and derivatives and hedging activities.

Net interest income was $202.2 million and $323.0 million during the three and nine months ended September 30, 2010 compared to $58.1 million and $130.2 million during the same periods in 2009. The increase was primarily due to an increase in advance prepayment fee income, an improvement in the Bank's funding costs due to the low interest rate environment, and an increase in investment interest income resulting from increased agency mortgage-backed securities (MBS).

Advance prepayment fee income, net of hedging fair value adjustments was $133.5 million and $152.4 million during the three and nine months ended September 30, 2010 compared to $3.5 million and $6.7 million for the same periods in 2009. The majority of these prepayment fees were due to one member prepaying approximately $1.1 billion of fixed rate advances during the third quarter of 2010. The prepayment fees represent forgone interest payments on the prepaid advances and make the Bank financially indifferent to the prepayment of the advances. The prepayment fees were utilized to extinguish certain consolidated obligation bonds that were funding the prepaid advances. The Bank extinguished bonds with a total par value of $1.0 billion and $1.1 billion during the three and nine months ended September 30, 2010 and recorded losses of $127.3 million and $131.3 million, respectively that are recorded in other income (loss). The prepaid fixed rate advances were replaced with callable variable rate advances.

The Bank utilizes derivative instruments to manage its interest rate exposure and prepayment risk on mortgage assets. Hedge accounting rules affect the timing and recognition of income or expense from derivatives and the related assets or liabilities being hedged. The recognition of income or expense can vary significantly between periods as the derivative instruments are always marked-to-market each month, while only qualifying hedged assets and liabilities are marked-to-market each month. Because of this monthly mark-to-market difference, the Bank's net income, reflected through other income (loss), is subject to volatility from quarter to quarter.

During the three and nine months ended September 30, 2010, losses on derivatives and hedging activities were $23.6 million and $112.8 million compared to gains of $1.9 million and $98.3 million during the same periods in 2009. Third Quarter 2010 net losses on derivatives and hedging activities were primarily due to economic hedging activity, including interest rate caps and floors used to hedge interest rate caps embedded in the Bank's floating rate MBS portfolio and mortgage loan prepayments. Due to decreased interest rates, the Bank recorded mark-to-market losses of $12.1 million and $104.6 million on economic derivatives during the three and nine months ended September 30, 2010 compared to net losses of $7.0 million and net gains of $2.9 million for the same periods in 2009. Last year's results for the three and nine month periods were also positively impacted by the sale of U.S. Treasury obligations and termination of the related interest rate swaps. These transactions added $37.9 million and $70.9 million to the results of the three and nine month periods ended September 30, 2009. A portion of this impact is reflected in the derivatives gains and losses noted above.

Balance Sheet Highlights

The Bank's total assets decreased to $60.1 billion at September 30, 2010 from $64.7 billion at December 31, 2009. The decrease was primarily attributable to a decline in advances and investments. Advances decreased to $32.0 billion at September 30, 2010 from $35.7 billion at December 31, 2009 due primarily to the high level of liquidity available in the market and the low loan demand experienced by the Bank's members.

Investments decreased to $20.2 billion at September 30, 2010 from $20.8 billion at December 31, 2009 due primarily to the Bank's sale of certain TLGP investments and taxable municipal bonds during the nine months ended September 30, 2010.

The largest component of the Bank's investment portfolio is MBS, which totaled $12.5 billion at September 30, 2010 compared to $11.3 billion at December 31, 2009. At September 30, 2010, the Bank's private-label MBS represented only 0.2 percent, or $33.8 million, of its total investment portfolio. These private-label MBS were performing and the Bank has recorded no other-than-temporary impairment losses on these investments as of September 30, 2010.

The Bank's total liabilities decreased to $57.1 billion at September 30, 2010 from $61.7 billion at December 31, 2009. The decrease was primarily attributable to a decline in consolidated obligations resulting from a decline in assets. Consolidated obligations decreased to $55.0 billion from $59.9 billion at December 31, 2009.

Total capital was $3.0 billion and $2.9 billion at September 30, 2010 and December 31, 2009. Retained earnings grew to a record $529.2 million at September 30, 2010 from $484.1 million at December 31, 2009.

Dividend for the Quarter

At its regular meeting in November, the Board of Directors is scheduled to review and approve the dividend for the third quarter of 2010. A dividend announcement is expected on or about November 10, 2010.

Additional financial information will be provided in the Bank's Third Quarter 2010 Form 10-Q available at www.fhlbdm.com or www.sec.gov on or about November 10, 2010.

Federal Home Loan Bank of Des Moines Financial Highlights (unaudited)

Statements of Condition (dollars in millions)	September 30, 2010	December 31, 2009	September 30, 2009
Investments	$20,240	$20,790	$21,134
Advances	32,014	35,720	36,303
Mortgage loans held for portfolio, net	7,549	7,717	7,839
Total assets	60,068	64,657	65,426
Consolidated obligations	54,989	59,912	59,792
Total capital stock - Class B putable	2,296	2,461	2,952
Retained earnings	529	484	458
Accumulated other comprehensive income (loss)	147	(34)	(24)
Total capital	2,972	2,911	3,386
Total regulatory capital	2,830	2,953	3,428

	Three Months Ended September 30,		Nine Months Ended September 30,
Operating Results and Performance Ratios (dollars in millions)	2010	2009	2010	2009

Net interest income	$203.8	$58.1	$328.6	$130.5
Provision for credit losses	1.6	*	5.6	0.3
Net interest income after provision for credit losses	202.2	58.1	323.0	130.2
Other (loss) income	(136.6)	1.5	(171.7)	49.2
Other expense	11.6	11.3	38.1	35.8
Total assessments	14.3	12.8	30.0	38.1
Net income	39.7	35.5	83.2	105.5

Net interest margin	1.35%	0.34%	0.70%	0.25%
Return on average equity	5.32%	4.17%	3.82%	4.34%
Return on average capital stock	6.87%	4.78%	4.76%	4.87%
Return on average assets	0.26%	0.21%	0.18%	0.20%
Regulatory capital ratio	4.71%	5.24%	4.71%	5.24%

* Amount is less than $0.1 million

The selected financial data above should be read in conjunction with the financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Bank's Third Quarter 2010 Form 10-Q to be filed on or about November 10, 2010 with the SEC.

###

Statements contained in this announcement, including statements describing the objectives, projections, estimates or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.

The Federal Home Loan Bank of Des Moines is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to more than 1,200 members, including commercial banks, saving institutions, credit unions, insurance companies, and community development financial institutions. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Iowa, Minnesota, Missouri, North Dakota, and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.